EXHIBIT 14.3

UNITED BANK
CONFLICT OF INTEREST POLICY

Statement of Need and Definition

The board of directors acknowledges the risk that conflicts of interest may arise in obtaining person involved in the business and civic community to act as directors, senior officers, employees and agents of the bank.  Because of such persons’ worth in attracting and maintaining business relationships, the board feels it prudent to adopt a conflict of interest policy.

The Purpose

In recognizing that excessive activities and gratuities and access to information may lead to conflicts of interest for employees, directors, principal shareholders, and agents, the bank has developed this policy to recognize such positions and to prevent a loss of objectivity by requiring appropriate and trustworthy conduct.

General Objectives of Conflicts of Interest Policy

The general objective of this policy is to require immediate disclosure of any potential conflict of interest and to prevent such a situation from arising.  Adherence to this policy should prevent the development of improper relationships between financial institution directors, officers, employees, and agents, and the customers they serve.

Specific Goals

The specific goals of this policy are to:

A.	Establish a monetary limit on nominal gifts and gratuities.
B.	Describe situations in which possible conflicts of interest may occur and to require proper conduct of all employees and directors.
C.	Require reporting of conflicts to superiors and written disclosures of business interests.

Policy Elements

Authority

The board of directors is ultimately responsible for establishing specific policies to address potential conflicts of interest for directors, senior officers, and employees of  United Bank.  The authority to implement policy and related procedures has been assigned to the President and Chief Executive Officer.

Any action taken regarding inappropriate insider activities or a breach of the bank’s code of ethics by a director will ultimately be reviewed and acted upon by the entire board of directors, after considering the facts, the seriousness of the conduct, and any potential breach of trust. Any action taken regarding inappropriate employee activities or a breach of the bank’s code of ethics by an employee will ultimately be reviewed by the President and Chief Executive Officer and reported to the board of directors.

Risk Management

In addressing conflicts of interest, the board of directors and senior management must be aware of the potential risks that arise from insider abuse and subsequent market reaction.  In establishing a Conflict of Interest Policy, the board has evaluated various related risks; these risks, and their related management techniques, include:

Compliance Risk. Maintaining legal compliance with various appropriate regulations as well as compliance with the organization’s Code of Ethics.

Reputation Risk.  Developing and retaining marketplace confidence in handling customers’ financial transactions in an appropriate manner as well as protecting the safety and soundness of the institution.

Definitions

For the purposes of this policy, the following definitions apply:

Officer or Employee.  A part-time or full-time salaried officer or employee of United Bank

Gift.  May include cash or property, special discounts, price concessions, special personal items, special personal entertainment (other than of a normal social nature), special personal services, gratuitous personal services, personal favors, or special dispensations of any kind that could be attributed to the recipient’s position or responsibilities with United Bank.

Immediate Family.  Spouse, minor child, and/or other dependent of the officer, employee or director.

For definitions of company, control of a company or bank, and principal shareholder and/or related interest, refer to 12 CFR 215, Regulation O.

Policy Statement

Due to the increased number of financial institution failures resulting from self-dealing, fraud and misconduct of directors, management, and employees, the board of directors of United Bank intends to hold its employees, directors and agents to this strict code of ethics and to require reporting of conflicts of interest.  Individuals associated with this bank have a primary responsibility to uphold the standards of this bank.

Failure to comply with all policies herein described may result in the termination of employment, or removal from the board of directors.

All employees and representatives of United Bank are required to act in a responsible and respectable manner and to remain free of influences that may result in the loss of objectivity regarding business conducted with United Bank customers or with United Bank itself.  Each employee must disclose and avoid any interests or activities involving another organization or individual that may result in a conflict of interest between United Bank and that organization or individual.

While this policy does not intend to interfere with the personal lives of employees, directors and representatives, it requires those persons to recognize situations where conflicts of interest may arise and to avoid them when possible.  If these situations cannot be avoided, they must be reported immediately to a direct superior.  Subsequently, the employee or representative should remove himself or herself from any compromising situations, whether it involves advising the other person or entity or approving or voting on extensions of credit.

Confidential Information

All employees, directors and agents must acknowledge that all information concerning bank, customer, depositor, and director information is considered and is to be used for bank purposes only.  The use of such information for personal, familial, or other gain is unethical and illegal under securities rulings and that National Bank Act. Information regarding any business conducted cannot be disclosed to outside individuals (unless authorized by the bank or its customer, etc.) and may not be used for personal gain.

Use of confidential information for other than United Bank’s business purposes may result in disclosure of insider information.  Insider information is defined as information of a material nature to affect the price of stock involved.  Insider information may not be used to purchase, trade, or solicit securities until that information is available to the general public.

In addition, all published information (both for internal and external use), developed programs, equipment, etc. are the property of United Bank and are reserved for use by employees of United Bank.  Use of these materials for any other purpose may constitute copyright infringement and theft.

Investment in Stock

The employees of United Bank are encouraged to purchase and hold stock of United Bank for long-term investment.  While United Bank may not delve into the personal lives of its employees, employment in a bank requires prudent and proper conduct in investment and other situations.  Speculation or trading in the stock of the bank is prohibited, as is the purchase or sale based on insider information, as discussed previously.

Gifts and Entertainment

Employees of United Bank are not to solicit gifts from prospective or current customers, associates, or any other individual or business.  Any gifts received shall be of nominal value.  Nominal value is considered to be $50 or less.

Employees of United Bank are expected to participate in entertainment and amenities of reasonable cost to facilitate business.  Payment by anyone other than the bank of excessive costs or travel not customary or within acceptable business practice must not be accepted.  Any questionable circumstances must be reported to your immediate supervisor.

External Involvement

While United Bank encourages its employees to be involved in outside activities, including charitable and political functions, United Bank will only make political contributions based on state laws.

Additionally, offers of directorship to any outside organization that has or desires a business relationship with United Bank, or to any institution within the financial industry, must be reported to the President and Chief Executive Officer prior to acceptance.

Capitalizing on opportunities for personal gain or compensation outside of that provided by United Bank for the performance of services for United Bank is strictly prohibited.

Employment outside and in addition to employment at United Bank must follow procedures in the United Bank personnel manual.

Consultation

Refer any questions regarding proper code of conduct to an immediate supervisor.  Actions or acceptance of gifts that are not specifically mentioned above must be reviewed as to intent and purpose.  Employees should ask themselves: “If a situation were to be made public, would my conduct be embarrassing or come into question?”

Conduct of Insiders

12 CFR § 215, or federal Regulation O, defines “insiders” as directors, executive officers, and principal shareholders.  These people must take care that their conduct does not violate rules relating to self-dealing and personal gains.  At no time are members of this group allowed to take advantage of their position in the bank for personal profit or influence over credit and other decisions with regard to their business or personal interests.

Directors and officers are prohibited from being involved in the loan approval process of insiders who may benefit directly or indirectly from the decision to grant credit.  This prohibition extends to professional relationships with any company or firm receiving remuneration as a result of the decision to grant credit.

Decisions regarding the sale or purchase of bank assets and services must be made in the best interests of the bank, with no influence on insiders resulting from gifts, entertainment, or gratuities.  All conduct of such business must be at “arm’s length.”

Officers and employees should not process transactions or approve transactions on behalf of any one related to them.

Disclosures

Employees and officers of United Bank must make annual disclosures of any relationships, receipt of gifts, compensation, or other situations leading to possible conflicts in the following manner:

Employees:	Report to immediate supervisor
Officers:	Report to chief financial officer or President/CEO
President/ CEO and all directors:	Report the executive committee of the board

Directors, principal shareholders, and executive officers must make annual disclosures to the entire board of any actual and potential conflicts of interest and any potential conflicts of their related interests.

Employee Accounts

All employees are encouraged to maintain their bank accounts at United Bank to allow United Bank to provide service and direct deposit of payroll checks.  However, under no circumstances will United Bank pay a rate of interest in excess of the rate available to all customers.

All applicable fees, including overdraft charges, will be assessed on all accounts of directors, principal shareholders, and executive officers. Overdraft fees will not be waived, unless they are due to a bank error.

Consequences of Noncompliance

As previously stated, failure to comply with this policy may result in the termination of employment or removal from the board of directors.  The action taken will be commensurate with the seriousness of the conduct and an evaluation of the situation.

All violations of this policy will be brought to the attention of the board of directors.  Termination of employment will follow procedures outlined in the personnel manual.

Procedures

Management is responsible for developing and implementing procedures to ensure proper disclosure as required by this policy. Management is also responsible for maintaining documentation of compliance with this policy.

On an annual basis, the audit department will conduct a review of the minutes of the board of directors meetings to test for compliance with this policy.

Exhibit 1
Conflicts of Interest: Certificate

I have received a copy of the bank’s policy statement on conflicts of interest an employee conduct.  After having read the statement, I certify that:

1.
I have not directly, or indirectly through my family, (a) made any personal investment based on insider information, (b) otherwise acted on insider information contrary to the bank’s policy statement, (c) accepted any gifts or entertainment, (d) accepted any fees or other remuneration, (e) borrowed from a bank customer or supplier, (f) sold assets to or purchased assets from a bank customer under other than an arm’s-length transaction, or (g) accepted any bequest, legacy, or fiduciary appointment except as follows:

2.	I do not hold a position as director, officer, partner, or any other official position in any business or professional enterprise except as follows:

3.	I am not engaged in any outside employment except as follows:

4.	Neither I nor any member of my immediate family is engaged in any activity which may reasonably be deemed to be a conflict of interest as defined in the bank’s policy statement except as follows: